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                                                              Exhibit (h)(2)


                       FUND ACCOUNTING SERVICING AGREEMENT


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                       FUND ACCOUNTING SERVICING AGREEMENT


         THIS AGREEMENT is made and entered into as of this ____ day of April, 1999, by and between The Catholic Funds, Inc., a Maryland Corporation (hereinafter referred to as the "Fund Company") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS").

         WHEREAS, the Fund Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund Company is authorized to create separate series, each with its own separate investment portfolio;

         WHEREAS, FMFS is in the business of providing, among other things, mutual fund accounting services to investment companies; and

         WHEREAS, the Fund Company desires to retain FMFS to provide accounting services to each series of the Fund Company listed on EXHIBIT A attached hereto, as it may be amended from time to time each such series (referred to herein individually as a "Fund" and collectively as the "Fund").

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Fund Company (on behalf of the Funds) and FMFS agree as follows:

         1.       Appointment of Fund Accountant

                  The Fund Company hereby appoints FMFS as fund accountant for each of the Funds on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

         2.       Duties and Responsibilities of FMFS

                  FMFS shall provide the following services for each of the Funds;

                  A.       Portfolio Accounting Services:

                           (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the investment manager.


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                           (2)      For each valuation date, obtain prices
                                    from a pricing source approved by the
                                    Board of Directors of the Fund Company
                                    and apply those prices to the portfolio
                                    positions. For those securities where
                                    market quotations are not readily
                                    available, the Board of Directors of the Fund Company shall approve, in good faith, the method for determining the fair value for such securities.

                           (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                           (4) Determine gain/loss on security sales and identify them as, short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

                  B.       Expense Accrual and Payment Services:

                           (1) For each valuation date, calculate the expense accrual amounts as directed by the Fund Company as to methodology, rate or dollar amount.

                           (2) Record payments for expenses of each Fund upon receipt of written authorization from the Fund Company.

                           (3) Account for expenditures of each Fund and maintain expense accrual balances at the level of accounting detail, as agreed upon by FMFS and the Fund Company.

                           (4) Provide expense accrual and payment reporting.

                  C.       Fund Valuation and Financial Reporting Services:

                           (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

                           (2) Apply equalization accounting as directed by the Fund Company.

                           (3) Determine net investment income (earnings) for each Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                           (4)      Maintain a general ledger and other
                                    accounts, books, and financial records for each Fund in the form as agreed upon.


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                           (5)      Determine the net asset value of each Fund
                                    according to the accounting policies and procedures set forth in such Fund's Prospectus.

                           (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the relevant Fund.

                           (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

                           (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

                  D.       Tax Accounting Services:

                           (1)      Maintain accounting records for the
                                    investment portfolio of each Fund to support the tax reporting required for IRS-defined regulated investment companies.

                           (2)      Maintain tax lot detail for the
                                    investment portfolio.

                           (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund Company.

                           (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

                  E.       Compliance Control Services:

                           (1) Support reporting to regulatory bodies and support financial statement preparation by making each Fund's accounting records available to the Fund Company, the Securities and Exchange Commission, and the outside auditors.

                           (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

                  F. FMFS will perform the following accounting functions on a daily basis:

                           (1) Reconcile cash and investment balances of each Fund with the Fund's custodian;


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                           (2)      Update the cash availability throughout the
                                    day as required by each Fund's investment adviser and, if any, the Fund's sub-adviser(s);

                           (3) Transmit or mail a copy of the portfolio valuation to the Fund's investment adviser and, if any, the Fund's sub-adviser(s);

                           (4) Review the impact of current day's activity on a per share basis, review changes in market value of securities, and review yields for reasonableness.

                  G.       In addition, FMFS will:

                           (1)      Prepare monthly security transactions
                                    listings;

                           (2) Supply various Fund Company, Fund and class (if any) statistical data as requested on an ongoing basis.

         3.       Pricing of Securities

                  For each valuation date, obtain prices from a pricing source selected by FMFS but approved by the Company's Board of Directors and apply those prices to the portfolio positions of each Fund. For those securities where market quotations are not readily available, the Company's Board of Directors shall approve, in good faith, the method for determining the fair value for such securities.

                  If the Fund Company desires to provide a price which varies from the pricing source, the Fund Company shall promptly notify and supply FMFS with the valuation of any such security on each valuation date. All pricing changes made by the Fund Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

         4.       Changes in Accounting Procedures

                  Any resolution passed by the Board of Directors of the Fund Company that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by the FMFS.

         5.       Changes in Equipment, Systems, Service, Etc.

                  FMFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Fund Company under this Agreement.

         6.       Compensation


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                  FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as EXHIBIT A and as mutually agreed upon and amended from time to time. The Fund Company agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice. Notwithstanding anything to the contrary, amounts owed by the Fund Company to FMFS shall only be paid out of the assets and property of the particular Fund involved.

         7.       Performance of Service; Limitation of Liability

                  A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund Company or any Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to a breach of a representation or warranty made by FMFS under this Agreement or FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund Company shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to a breach of a representation or warranty made by FMFS under this Agreement or FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Fund Company, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Directors of the Fund Company.

                           FMFS shall indemnify and hold the Fund Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Fund Company may sustain or incur or which may be asserted against the Fund Company by any person arising out of a breach of a representation or warranty made by FMFS under this Agreement or FMFS's refusal or failure to comply with the terms of this Agreement or any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or


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                           failure to comply with the terms of this
                           Agreement, its bad faith, negligence, or willful misconduct.

                           In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund Company shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

                           Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

                  B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.
                           Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

                  C. FMFS agrees that obligations assumed by the Fund Company pursuant to this Agreement shall be limited in all cases to the respective assets of the Fund(s) to which the obligation relates. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of any Fund or any other series of the Fund Company, nor from the Directors or any individual Director of the Fund Company.

         8.       No Agency Relationship


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                  Nothing herein contained shall be deemed to authorize or
empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

         9.       Records

                  FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Fund Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular,
Section 31 of the 1940 Act, and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Fund Company and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Fund Company on and in accordance with its request.

         10.      Data Necessary to Perform Services

                  The Fund Company or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Fund Company, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.


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         11.      Notification of Error

                  The Fund Company will notify FMFS of any balancing or control error caused by FMFS the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Fund Company; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

         12.      Proprietary and Confidential Information

                  FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund Company all records and other information relative to the Fund Company and prior, present, or potential shareholders of the Fund Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund Company, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund Company.

         13.      Term of Agreement

                  This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party (in the case of the Fund Company, either in its entirety or with respect to any particular Fund(s)) upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

         14.      Notices

                  Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FMFS shall be sent to:

                           Firstar Mutual Fund Services, LLC
                           615 East Michigan Street
                           Milwaukee, Wisconsin 53202
                           Attention: Relationship Manager


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                  and notice to the Fund Company shall be sent to:

                           The Catholic Funds, Inc.
                           1100 West Wells Street
                           Milwaukee, Wisconsin 53233
                           Attention: President

         15.      Year 2000 Compliance

                  FMFS represents to the Fund Company that the computer software, computer firmware, computer hardware (whether general or special purpose) and other similar related items of automated, computerized and/or software systems that are owned or licensed by FMFS and will be utilized by FMFS or its agents in connection with the provision of services described in this Agreement are "Year 2000 Compliant" (as defined below). As used in this Section 15 of this Agreement, the term "Year 2000 Compliant" shall mean the ability of the relevant system to provide all of the following functions:

                  A. Process date information before, during and after January1, 2000, including but not limited to accepting date specific input data, providing date specific output data, and performing calculations on dates or portions of dates;

                  B. Function accurately and without interruption or malfunction before, during and after January 1, 2000, without any change in operations associated with the advent of the new millennium and assuming no other defects, bugs, viruses or other problems unrelated to Year 2000 compliance issues which disrupt functionality;

                  C. Respond to two-digit, year-date input in a way that resolves the ambiguity as to century and in a disclosed, defined and predetermined manner; and

                  D. Store and provide output data of date specific information in ways that are unambiguous as to century.

         16.      Duties in the Event of Termination

                  In the event that in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Fund Company by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Fund Company transfer to such successor all relevant books, records, correspondence and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Fund Company (if such form differs from the form in which FMFS has maintained the same, the Fund Company shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records and other data by such successor.


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         17.      Governing Law

                  This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE CATHOLIC FUNDS, INC.                    FIRSTAR MUTUAL FUND SERVICES, LLC


By:                                         By:
   --------------------------                  ---------------------------

Title:                                      Title:
      -----------------------                     ------------------------


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                                                                       EXHIBIT A

                            FUND ACCOUNTING SERVICES
                              ANNUAL FEE SCHEDULE


         Separate Series of The Catholic Funds, Inc.


NAME OF SERIES                                                  DATE ADDED
--------------                                                  ----------
Equity Income Fund                                            ____________, 1999

Large-Cap Growth Fund                                         ____________, 1999

Disciplined Capital Appreciation Fund                         ____________, 1999

Domestic Equity Funds
         $22,000 for the first $40 million
         1 basis point on the next $200 million
         .5 basis point on average net assets exceeding $240 million

Domestic Balanced Funds
         $23,500 for the first $40 million
         1.5 basis points on the next $200 million
         1 basis points on average net assets exceeding $240 million

Domestic Fixed Income, International Equity Funds
         $25,000 for the first $40 million
         2 basis points on the next $200 million
         1 basis point on average net assets exceeding $240 million

Plus reasonable and customary out-of-pocket expenses, including pricing service:
         Domestic and Canadian Equities                                $.15
         Options                                                       $.15
         Corp/Gov/Agency Bonds                                         $.50
         CMO's                                                         $.80
         International Equities and Bonds                              $.50
         Municipal Bonds                                               $.80
         Money Market Instruments                                      $.80

Fees and out-of-pocket expenses are billed to the fund monthly


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